Press Release
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS CONVERTS DEBT TO EQUITY

SAN ANTONIO, Texas -- February 2, 2006 -- Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced it has redeemed 166,436 outstanding shares of the Company's Series A Redeemable Preferred Shares ("Preferred Shares") in exchange for 318,000 shares of the Company's common stock.

The transaction eliminated all obligations of the Company pursuant to the Preferred Shares, which were redeemable on or before December 27, 2006, for approximately $299,583, plus accrued dividends. The Preferred Shares also carried a mandatory redemption date of December 28, 2006, on which date the redemption price would have totaled $332,872. The transaction also eliminates accrued dividends that currently total approximately $60,000.

Lori Jones, CEO, said, "This transaction improves our stockholders' equity position and serves as the first part of our plan to regain compliance with Nasdaq listing requirements. It eliminates the requirement to reserve cash for the need of this short-term obligation."

About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.